Exhibit 10.4

IRELL & MANELLA LLP
David Siegel (101355)
dsiegel@irell.com
Daniel P. Lefler (151253)
dlefler@irell.com
Richard H. Zelichov (193858)
rzelichov@irell.com
Pamela K. Graham (216309)
pgraham@irell.com
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067-4276
Telephone: (310) 277-1010
Facsimile: (310) 203-7199

Attorneys for Defendants
SUPERCONDUCTOR TECHNOLOGIES INC.,
M. PETER THOMAS, and MARTIN S. McDERMUT

[additional counsel on signature page]

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

WESTERN DIVISION

)
MARC A. BACKHAUS, on Behalf of	)	Case No. CV-04-2680 DT (JTLx)
Himself and All Others Similarly Situated,	)	Consolidated with
	)	CV-04-02848 DT and CV-04-02927 DT
Plaintiff,	)
	)	STIPULATION OF SETTLEMENT
v.	)
	)	CLASS ACTION — PSLRA
SUPERCONDUCTOR	)
TECHNOLOGIES INC.,	)
M. PETER THOMAS, and	)
MARTIN S. MCDERMUT,	)
)
Defendants.	)
)
	)	PLACE:	255 East Temple Street
This Document Relates To:	)	COURTROOM:	880
)
ALL ACTIONS	)	Honorable Dickran Tevrizian
)
)

STIPULATION OF SETTLEMENT

     This Stipulation of Settlement (the “Stipulation”), dated as of March 8, 2005, is made and entered into by and among the following parties (as defined further in Section V herein) to the above-entitled action: (i) Lead Plaintiffs (as defined below), on behalf of themselves and each of the Settlement Class Members (as defined below), by and through their counsel of record in the action; and (ii) the Defendants (as defined below), by and through their counsel of record in the Class Action (collectively the “Settling Parties”). The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined below), upon and subject to the terms and conditions hereof.

I. THE CLASS ACTION

     A. The Class Actions

     On and after April 16, 2004, three federal securities class action complaints, including Marc A. Backhaus v. Superconductor Technologies Inc., et al., Case No. CV04-2680 DT (JTLx), were filed against Superconductor Technologies Inc. (“STI”), M. Peter Thomas, and Martin S. McDermut in the Central District of California. By an order of the Honorable Dickran Tevrizian dated on or about August 2, 2004, these complaints were consolidated under the caption Backhaus v. Superconductor Technologies Inc., et al., Case No. CV04-2680 DT (JTLx) (the “Class Action”). In the same order, the Court appointed Marc A. Backhaus and Jay Jakubowitz as lead plaintiffs (“Lead Plaintiffs”) and appointed Federman & Sherwood as lead counsel (“Lead Plaintiffs’ Counsel”).

     On October 4, 2004 after conducting further review of STI’s press releases and public filings and after hiring a private investigator to interview certain of STI’s former employees, Lead Plaintiffs’ Counsel filed a First Amended Consolidated Class Action Complaint (the “First Amended Complaint”). The First Amended Complaint asserted claims against STI and the Individual Defendants for alleged violations of sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The First Amended Complaint sought recovery for purchasers of common stock during the period from January 9, 2004 through March 1, 2004, inclusive. The First Amended Complaint alleged that during the Settlement Class Period (as defined below), STI issued false and misleading statements that materially inflated STI’s stock price. Lead Plaintiffs claimed primarily that STI issued false and misleading projections of its first quarter total net revenues.

II. PRE-TRIAL PROCEEDINGS, INVESTIGATION, AND DISCOVERY

     A. Investigation and Research Conducted by Plaintiffs

     Lead Plaintiffs’ Counsel has conducted an investigation during the prosecution of the Class Action. This investigation has included, inter alia, (i) consultations with experts; (ii) review of STI’s public filings, annual reports, and other public statements; and (iii) research of the applicable law with respect to the claims asserted in the Class Action and the potential defenses thereto. In addition, by order dated December 1, 2004, the Court granted in part a motion filed by Lead Plaintiffs’ Counsel to limit the scope of certain confidentiality agreements signed by former STI employees. Pursuant to this order, the parties jointly retained the Honorable Enrique Romero (ret.) to serve as a Special Master to implement the relief prescribed in the Court’s December 1, 2004 order, and questionnaires were sent to 122 of STI’s former employees concerning the allegations of the First Amended Complaint. Lead Plaintiffs’ Counsel has inspected and reviewed the responses of all former employees who returned the questionnaires.

     B. Pre-Trial Proceedings

     On November 18, 2004, the Defendants filed a Motion to Dismiss the First Amended Complaint, which Lead Plaintiffs opposed by Memorandum dated December 22, 2004. The hearing on the Motion to Dismiss has been taken off calendar in light of the Settlement.

     C. Discovery

     Defendants have agreed to provide Lead Plaintiffs’ Counsel with certain documents relating to STI’s revenues and projections for the fourth quarter of 2003 and first quarter of 2004 so that Lead Plaintiffs’ Counsel can conduct additional due diligence with respect to the Stipulation of Settlement.

III. SETTLEMENT NEGOTIATIONS AND MEDIATION

     From around December 2004 through February 2005, the parties conducted extensive informal settlement discussions, in which the parties, among other things, presented their respective views regarding the merits of the Class Action and defenses, the evidence, and damages analyses. When the informal discussions did not prove fruitful, the parties opted to continue their discussions through a formal mediation process before the Honorable Daniel Weinstein (ret.), in an effort to settle the Class Action.

     On February 11, 2005, the parties to the Class Action, through their respective counsel and representatives, participated in a mediation session with Judge Weinstein. During this meeting, which took place after Judge Weinstein received briefs from the parties, the parties and Judge Weinstein discussed, among other things, the parties’ respective claims and defenses, expert damages analyses, legal analyses, the discovery and motion practice conducted and expected to be conducted in the Class Action, the evidence expected to be offered by the parties at trial, the Lead Plaintiffs’ ability to meet the heightened pleading standards of the Private Securities Litigation Reform Act of 1995, STI’s financial position, initial evidence and other important factual and legal issues and matters relating to the merits of the Class Action. At the conclusion of the mediation, Judge Weinstein orally recommended that the parties approve the settlement discussed and negotiated during the mediation.

IV. CLAIMS OF LEAD PLAINTIFFS AND BENEFITS OF SETTLEMENT

     Lead Plaintiffs believe that the claims asserted in the Class Action have merit and that the evidence developed to date in the Class Action supports the claims asserted. Lead Plaintiffs assert, and believe they would present supporting evidence at trial, that Defendants caused the price of STI common stock to be artificially inflated during the Settlement Class Period by the issuance of materially false statements and by omitting to state material information concerning STI and that as a result Lead Plaintiffs and Settlement Class Members were injured.

     Lead Plaintiffs’ Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Class Action through trial and through appeals. Lead Plaintiffs’ Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Class Action, as well as the difficulties and delays inherent in such litigation. Lead Plaintiffs’ Counsel also are mindful of the inherent problems of proof under and possible defenses to the violations asserted in the Class Action, including the defenses asserted by Defendants during the Class Action, in motions on the pleadings, settlement negotiations and in the mediation proceedings. In addition, Lead Plaintiffs’ Counsel investigated STI’s financial position and has noted that STI has limited financial resources to pay any judgment even if Lead Plaintiffs succeeded in the Class Action. Lead Plaintiffs’ Counsel also recognized that any substantial judgment in the Class Action might result in STI’s bankruptcy which could leave Lead Plaintiffs and the Settlement Class with no possibility of recovery. Moreover, Lead Plaintiffs’ Counsel has reviewed the terms of STI’s insurance coverage and noted that the policy is reduced by defense costs incurred in defending the Class Action.

     In light of the foregoing, Lead Plaintiffs’ Counsel agree with Lead Plaintiffs and believe that the settlement set forth in the Stipulation confers substantial benefits upon the Settlement Class (as defined below) and Settlement Class Members. Based on their evaluation, Lead Plaintiffs’ Counsel have determined that the settlement set forth in the Stipulation is in the best interests of the Lead Plaintiffs and the Settlement Class.

V. DEFENDANTS’ STATEMENT AND DENIALS OF WRONGDOING AND LIABILITY

     The Defendants have denied and continue to deny each and all of the claims and contentions alleged by Lead Plaintiffs on behalf of the Settlement Class. The Defendants also have denied and continue to deny, inter alia, the allegations that the prices of STI stock were artificially inflated by reasons of alleged misrepresentations, non-disclosures or otherwise, or that Lead Plaintiffs or the Settlement Class were harmed by the conduct alleged in the Class Action. Defendants believe that throughout the Settlement Class Period they fully and adequately disclosed all material facts regarding STI and made no misrepresentations of material facts regarding STI.

     Nonetheless, the Defendants have concluded that further conduct of the Class Action would be protracted and expensive, and that it is desirable that the Class Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation in order to limit further expense, inconvenience and distraction, to dispose of the burden of protracted litigation, and to permit the operation of the Company’s business without further distraction and diversion of the Company’s executive personnel with respect to matters at issue in the Class Action. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Class Action.

     The Defendants have, therefore, determined that it is desirable and beneficial to them that the Class Action be settled in the manner and upon the terms and conditions set forth in this Stipulation. The Defendants enter into this Stipulation and Settlement without in any way acknowledging any fault, liability, or wrongdoing of any kind. There has been no adverse determination by any court or otherwise against any of the Defendants on the merits of the claims asserted by Lead Plaintiffs. Neither this Stipulation, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by any of the Defendants of the merit or truth of any of the allegations or wrongdoing of any kind on the part of any of the Defendants. The Defendants enter into this Stipulation and Settlement based upon, among other things, the parties’ agreement herein that, to the fullest extent permitted by law, neither this Stipulation nor any of its terms or provisions, nor any of the negotiations or proceedings connected therewith, shall be offered as evidence in the Class Action or in any pending or future civil, criminal, or administrative action or other proceeding to establish any liability or admission by any of the Defendants or any of their respective Related Entities or any other matter adverse to any of the Defendants or any of their respective Related Entities, except as expressly set forth herein.

VI. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

     NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Lead Plaintiffs (for themselves and the Settlement Class Members), and the Defendants, by and through their respective counsel of record, that, subject to the approval of the Court, the Class Action and the Released Claims shall be finally and fully compromised, settled and released, and the Class Action shall be dismissed with prejudice, upon and subject to the terms and conditions of the Stipulation, as follows:

1.	Definitions

     As used in the Stipulation the following terms have the meanings specified below:

          1.1 “Authorized Claimant” means any Settlement Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

          1.2 “Claimant” means any Settlement Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

          1.3 “Claims Administrator” means RSM McGladrey, Inc., 512 Township Line Road, One Valley Square, Suite 250, Blue Bell, PA 19422.

          1.4 “Company” or “STI” means defendant Superconductor Technologies Inc., a Delaware corporation, and all of its predecessors, successors, present and former parents, subsidiaries, divisions and related or affiliated entities.

          1.5 “Defendants” means STI, M. Peter Thomas, and Martin S. McDermut.

          1.6 “Defendants’ Insurer” means National Union Fire Insurance Company of Pittsburgh, Pa.

          1.7 “Effective Date” means the first date by which all of the events and conditions specified in Section V, ¶ 9.1(a)-(e) of the Stipulation have been met and have occurred.

          1.8 “Escrow Agent” means Federman & Sherwood.

          1.9 “Final” means: (i) The date of final affirmance on an appeal from the Judgment, the expiration of the time for a petition for a writ of certiorari to review the Judgment and, if certiorari be granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (ii) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment; or (iii) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Court’s judgment approving the Stipulation substantially in the form and content of Exhibit “B” hereto, i.e., thirty-five (35) days after entry of the Judgment (or, if the date for taking an appeal or seeking review shall be extended beyond this time by order of the Court, by operation of law or otherwise, or if such extension is requested, the date of expiration of any extension if any appeal or review is not sought). Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys’ fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

          1.10 “Individual Defendants” means M. Peter Thomas and Martin S. McDermut.

          1.11 “Judgment” means the judgment to be rendered by the Court dismissing the Class Action with prejudice, substantially in the form and content attached hereto as Exhibit “B.”

          1.12 “Parties” means, collectively, each of the Defendants and Lead Plaintiffs on behalf of themselves and the members of the Settlement Class.

          1.13 “Person” means an individual, corporation (including all divisions and subsidiaries), partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assigns.

          1.14 “Lead Plaintiffs” means Marc A. Backhaus and Jay Jakubowitz.

          1.15 “Lead Plaintiffs’ Counsel” means: Federman & Sherwood, 120 North Robinson Avenue, Suite 2720, Oklahoma City, Oklahoma 73102, telephone (405) 235-1560, facsimile (405) 239-2112.

          1.16 “Notice and Administration Fund” means the principal amount of $50,000.00 deposited by STI in a fund to be managed by the Claims Administrator to be used solely for costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, locating Settlement Class Members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Members of the Settlement Class, processing Proofs of Claim and Releases, and paying escrow fees and costs, if any.

          1.17 “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund to be prepared by Lead Plaintiffs’ Counsel which shall be described in the “Notice of Pendency and Proposed Settlement of Class Action” to be sent to Settlement Class Members in connection with the settlement whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, any taxes, penalties or interest or tax preparation fees owed by the Settlement Fund, and such attorneys’ fees, costs, expenses and interest as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation.

          1.18 “Related Parties” means each of a Defendant’s past or present directors, officers, employees, partners, principals, agents, underwriters, insurers, co-insurers, reinsurers, controlling shareholders, any entity in which the Defendant and/or any member(s) of any Defendant’s immediate family has or have a controlling interest, attorneys, accountants, auditors, banks, investment banks or investment bankers, advisors, analysts, personal or legal representatives, insurers, reinsurers, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, associates, related or affiliated entities, any members of their immediate families, or any trust of which any Defendant is the trustee or settlor or which is for the benefit of any Defendant and/or member(s) of his family. Any retail securities broker retained by a Settlement Class

Member (and not retained by STI) that specifically recommended STI stock on the secondary market to a Settlement Class Member is excluded from the definition of “Related Parties.”

          1.19 “Released Claims” shall collectively mean all claims (including “Unknown Claims” as defined in ¶ 1.27 hereof), demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether in contract, tort, equity or otherwise, whether or not concealed or hidden, asserted or that might have been asserted in this or any other forum or proceeding, including, without limitation, claims for negligence, gross negligence, indemnification, breach of duty of care and/or breach of duty of loyalty, fraud, misrepresentation, breach of fiduciary duty, negligent misrepresentation, unfair competition, insider trading, professional negligence, mismanagement, corporate waste, breach of contract, or violations of any state or federal statutes, rules or regulations, by or on behalf of Lead Plaintiffs, the Settlement Class, or any Settlement Class Member against the Released Persons (as defined below) which are based upon or related to the purchase or acquisition of STI common stock by any Settlement Class Member during the Settlement Class Period and the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were or could have been alleged in the Class Action, or any other forum.

          1.20 “Released Persons” means each and all of the Defendants and their respective Related Parties.

          1.21 “Representative Plaintiffs” means each of the plaintiffs who filed a complaint in the Class Action, including, but not limited to the Lead Plaintiffs.

          1.22 “Representative Plaintiffs’ Counsel” means each counsel who has appeared as counsel for any of the Representative Plaintiffs in the Class Action, including, but not limited to Lead Plaintiffs’ Counsel.

          1.23 “Settlement Class” means all Persons (except Defendants, members of the immediate family of any Defendant, any entity in which any Defendant has a controlling interest, and the legal representatives, heirs, successors or assigns of any such excluded party) who purchased or otherwise acquired STI common stock during the period from January 9, 2004 through March 1, 2004, inclusive, excluding those persons who timely and validly request exclusion from the Settlement Class.

          1.24 “Settlement Class Member” or “Member of the Settlement Class” means a Person who falls within the definition of the Settlement Class as set forth in ¶ 1.23, above.

          1.25 “Settlement Class Period” means the period from January 9, 2004 through March 1, 2004, inclusive.

          1.26 “Settlement Fund” means the principal amount of Four Million Dollars ($4,000,000) in cash, for and on behalf of the Defendants, less the cost of notice, plus interest earned or accrued thereon.

          1.27 “Unknown Claims” means any Released Claims which the Lead Plaintiffs or any Settlement Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to, or opt out of, this settlement. With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiffs expressly waive and relinquish, and the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Lead Plaintiffs expressly waive and the Settlement Class Members shall be deemed to, and upon the Effective Date and by operation of the Judgment shall, have waived any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code. The Lead Plaintiffs and the

Settlement Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each of them hereby stipulate and agree that the Lead Plaintiffs do settle and release, and each Settlement Class Member shall be deemed to, upon the Effective Date and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Parties acknowledge that the foregoing waiver was bargained for and a key element of the Settlement of which this release is a part.

               2. The Settlement Funds.

          2.1 Defendants shall cause the Settlement Fund to be transferred to the Escrow Agent as follows: (a) by April 12, 2005 or (b) within ten (10) business days after preliminary approval of this Stipulation as provided in ¶ 5.1 below, whichever is later (the “Funding Date”), Defendants’ Insurer shall wire transfer $4,000,000 to the Escrow Agent.

          2.2 STI shall cause the Notice and Administration Fund to be transferred to the Claims Administrator within five (5) business days after preliminary approval of this Stipulation as provided in ¶ 5.1 below.

               3. Certification of the Settlement Class.

          3.1 For the sole purpose of implementation, approval and consummation of the Settlement, the Settling Parties stipulate and agree that the Court may enter an order certifying the Settlement Class, appointing the Lead Plaintiffs as the representatives of the Settlement Class, and appoint Lead Plaintiffs’ Counsel as counsel for the Settlement Class.

          3.2 Certification of the Settlement Class and appointment of Lead Counsel as counsel for the Settlement Class, as set forth herein, shall be binding only with respect to the Settlement set forth in the Stipulation. In the event that this Stipulation is terminated or cancelled or that the Effective Date does not occur for any reason, the stipulated certification of the Settlement Class shall be vacated and the Class Action shall proceed as though the Settlement Class had never been certified. Except to effectuate the Settlement, neither the Settling Parties, their respective counsel, nor any member of the Settlement Class shall cite, present as evidence or legal precedent, rely upon, make reference to or otherwise make any use whatsoever of this stipulated certification of the Settlement Class, in this Class Action or in any other proceeding.

4.	Administration Of The Settlement Fund

                    (a) The Escrow Agent

          4.1 The Escrow Agent shall invest the Settlement Fund in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at the current market rates.

          4.2 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, or by an order of the Court (consistent with the terms of the Stipulation), or with the written agreement of counsel for the Defendants and Lead Plaintiffs’ Counsel.

          4.3 Subject to such further order and direction by the Court as may be necessary, the Escrow Agent is authorized to execute such transactions on behalf of the Settlement Class Members as are consistent with the terms of the Stipulation.

          4.4 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court consistent with the terms of the Stipulation.

          4.5 Within five (5) days after preliminary approval of this Stipulation as provided in ¶ 5.1 below, STI shall cause the Notice and Administration Fund to be sent to the Claims Administrator to be used solely for costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, locating Settlement Class Members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Members of the Settlement Class, processing Proofs of Claim and Releases, and paying escrow fees and costs, if any. The Claims Administrator shall have the right to use the funds in the Notice and Administration Fund to pay the first $50,000.00 in costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, locating Settlement Class Members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Members of the Settlement Class, processing Proofs of Claim and Releases, and paying escrow fees and costs, if any, provided that the Claims Administrator sends copies of receipts for all such costs and expenses to counsel for STI.

          4.6 Neither Defendants nor their counsel shall have any further responsibility for the costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, locating Settlement Class Members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Members of the Settlement Class, processing Proofs of Claim and Releases, and paying escrow fees and costs, if any, above the Notice and Administration Fund. Any costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, locating Settlement Class Members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Members of the Settlement Class, processing Proofs of Claim and Releases, and paying escrow fees and costs, if any, above the Notice and Administration Fund shall be paid from the Settlement Fund.

          4.7 On the Effective Date, any balance (including interest) then remaining in the Notice and Administration Fund, less expenses incurred but not yet paid, must be transferred by the Claims Administrator to STI.

          4.8 All costs and expenses associated with the Settlement, the Settlement Fund, including but not limited to any taxes, administrative costs, and costs of providing notice of the proposed Settlement to the Settlement Class, over and above the $50,000.00 available in the Notice and Administration Fund, shall be paid from the Settlement Fund, and in no event shall any of the Defendants, Lead Plaintiffs, Settlement Class Members, or their counsel bear any responsibility for any such costs or expenses.

               (b) Taxes

          4.9 (a) The Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. Section 1.468B-1. In addition, the Escrow Agent and, as required, the Defendants and the Defendants’ insurer contributing any settlement consideration shall jointly and timely make the “relation-back election” (as defined in Treas. Reg. Section 1.468B-1) back to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare, and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

               (b) For the purposes of Section 468B of the Internal Revenue Code of 1986, and Treas. Reg. Section 1.468B, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. Section 1.468B-2(l)). Such returns (as well as the election described in ¶ 4.9(a)) shall be consistent with this ¶ 4.9 and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶ 4.9(c) hereof.

               (c) All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund (“Taxes”), and (ii) expenses and costs incurred in connection with the operation and implementation of this ¶ 4.9 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶ 4.9) (“Tax Expenses”), shall be paid out of the Settlement Fund; in all events the Released Persons shall not have any liability or responsibility for the Taxes, the Tax Expenses, or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority. The Escrow Agent shall indemnify and hold the Released Persons harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg. Section 1.468B-2(1)(2)); the Released Persons are not responsible and shall have no liability therefor, or for any reporting requirements that may relate thereto. The Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶ 4.9.

                    c. Termination

          4.10 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest), less the costs of notice to the Settlement Class incurred pursuant to ¶ 4.8 herein, and less any Taxes or Tax Expenses paid or incurred pursuant to ¶ 4.9 herein shall be refunded to the Defendants’ Insurer.

          4.11 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Notice and Administration Fund (including accrued interest) less the costs of notice to the Settlement Class incurred pursuant to ¶ 4.5 herein, shall be refunded to STI.

5.	Notice Order And Settlement Hearing

          5.1 Promptly after execution of the Stipulation, but in no event later than ten (10) days after the Stipulation is signed (unless such time is extended by the written agreement of Lead Plaintiffs’ Counsel and counsel for the Defendants), the Parties shall submit the Stipulation together with its Exhibits to the Court and shall jointly apply for entry of an order (the “Notice Order”), substantially in the form and content of Exhibit “A” hereto, requesting that the Settlement Class be certified, the preliminary approval of the settlement set forth in the Stipulation, and approval for the mailing and publication of a Notice of Pendency and Proposed Settlement of Class Action which shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application (as defined in ¶ 8.1) and the date of the Settlement Hearing (as defined below in ¶ 5.2).

          5.2 The Parties shall request that, after notice is given, the Court hold a Hearing (the “Settlement Hearing”) and finally approve this settlement as set forth herein. At or after the Settlement Hearing, Lead Plaintiffs’ Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

6.	Releases

          6.1 Upon the Effective Date, the Representative Plaintiffs shall release, relinquish and discharge, and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims (including “Unknown Claims”) against each and all of the Released Persons, whether or not such Settlement Class Member executes and delivers the Proof of Claim and Release.

          6.2 Upon the Effective Date, each of the Defendants shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged the Representative Plaintiffs, the Settlement Class Members, and Representative Plaintiffs’ Counsel from all claims (including “Unknown Claims”), arising out of, relating to, or in connection with the institution, prosecution, assertion or resolution of the Class Action or the Released Claims.

          6.3 Upon the Effective Date, the Representative Plaintiffs, the Settlement Class Members, and Representative Plaintiffs’ Counsel shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged the Released Persons from all claims (including “Unknown Claims”), arising out of, relating to, or in connection with the defense, or resolution of the Class Action or the Released Claims.

          6.4 Except as otherwise expressly provided for in this Stipulation, the Settling Parties shall each bear their own respective attorneys’ fees, expenses and costs incurred in connection with the conduct and settlement of the Class Action, and the preparation, implementation and performance of the terms of this Stipulation.

          6.5 Only those Settlement Class Members filing valid and timely Proofs of Claim and Release shall be entitled to participate in the settlement and receive any distributions from the Settlement Fund. The Proofs of Claim and Release to be executed by the Settlement Class Members shall release all Released Claims against the Released Persons, and shall be substantially in the form and content of Exhibit “A-3” hereto. All Settlement Class Members shall be bound by the releases set forth therein whether or not they submit a valid and timely Proof of Claim and Release.

7.	Administration And Calculation Of Claims, Final Awards And Supervision And Distribution Of Settlement Fund

          7.1 Lead Plaintiffs’ Counsel, or its authorized agents, acting on behalf of the Settlement Class, and subject to the supervision, direction and approval of the Court, shall administer and calculate the claims submitted by Settlement Class Members and shall oversee distribution of that portion of the Settlement Fund that is finally awarded by the Court to Authorized Claimants.

          7.2 The Settlement Fund shall be applied as follows:

               (a) To pay all unpaid costs and expenses, above the $50,000.00 in the Notice and Administration Fund, reasonably and actually incurred in connection with providing notice to the Settlement Class Members and to current shareholders of STI including, locating Settlement Class Members and current shareholders of STI, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to the Settlement Class, processing Proofs of Claim and Release and paying escrow fees and costs, if any;

               (b) To pay Taxes and Tax Expenses;

               (c) To pay Representative Plaintiffs’ Counsel’s attorneys’ fees, expenses and costs, with interest thereon (the “Fee and Expense Award”), if and to the extent allowed by the Court; and

               (d) To distribute the balance of the Settlement Fund (the “Net Settlement Fund”) to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation or the Court.

          7.3 After the Effective Date and subject to such further approval and further order(s) of the Court as may be required, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

               (a) Within sixty (60) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a separate completed Proof of Claim and Release as attached to the Notice and substantially in the form and content of Exhibit “A-3” hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

               (b) Except as otherwise ordered by the Court, all Settlement Class Members who fail to timely submit a valid Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or who have not already done so, shall be forever barred from receiving any payments of money or stock pursuant to the

Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the settlement and releases contained herein, and the Judgment.

               (c) The Net Settlement Fund shall be distributed to the Authorized Claimants in accordance with and subject to the Plan of Allocation to be described in the Notice mailed to Settlement Class Members. The proposed Plan of Allocation shall not be a part of the Stipulation.

          7.4 The Released Persons or their counsel shall have no responsibility for, interest in, or liability whatsoever with respect to: (a) the investment or distribution of the Settlement Fund; (b) the Plan of Allocation; (c) the determination or administration of taxes; or (d) any losses incurred in connection with (a), (b) or (c). No Person shall have any claim of any kind against the Released Persons or their counsel with respect to the matters set forth in this paragraph 7 or any of its subparagraphs.

          7.5 No Person shall have any claim against the Representative Plaintiffs or their counsel (including Lead Plaintiffs’ Counsel), or any claims administrator, or other agent designated by Lead Plaintiffs’ Counsel based on the distributions made substantially in accordance with the Stipulation and the settlement contained herein, the Plan of Allocation or further orders of the Court.

          7.6 The Released Persons or their counsel shall have no responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Settlement Fund, the Net Settlement Fund, the Plan of Allocation, the determination, administration, calculation or payment of claims, the payment or withholding of taxes, or any losses or liabilities incurred in connection therewith.

          7.7 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund, including, without limitation, any adjustments to an Authorized Claimant’s claim set forth therein, is not a material part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the settlement set forth herein, including, but not limited to, the release, discharge, and relinquishment of the Released Claims against the Released Persons, or any other orders entered pursuant to the Stipulation.

8.	Representative Plaintiffs’ Counsel’s Attorneys’ Fees And Reimbursement Of Expenses

          8.1 The Representative Plaintiffs’ or their counsel may submit an application or applications for an order (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for: (i) an award of attorneys’ fees up to 30% of the Settlement Fund plus (ii) reimbursement of all expenses and costs, including the fees of any experts or consultants, incurred in connection with prosecuting the Class Action, not to exceed $62,000.00, plus (iii) interest on such attorneys’ fees, costs and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court.

          8.2 The attorneys’ fees, expenses and costs, including the fees of experts and consultants, as awarded by the Court (the “Fee and Expense Award”), shall be transferred to Lead Plaintiffs’ Counsel from the Settlement Fund, within five (5) business days after the Court enters the Judgment or five (5) business days after the Court approves the Fee and Expense Award, whichever is later. Lead Plaintiffs’ Counsel shall thereafter allocate the Fee and Expense Award among Representative Plaintiffs’ Counsel in a manner in which Lead Plaintiffs’ Counsel in good faith believe reflects the contributions of such counsel to the prosecution and settlement of the Class Action; provided, however, that in the event that the Judgment or the Order making the Fee and Expense Award is reversed or modified on appeal, and in the event that the Fee and Expense Award has been paid to any extent, then Representative Plaintiffs’ Counsel shall within ten (10) business days from any such reversal or modification, refund to the Settlement Fund the fees, expenses, costs and interest previously paid to them from the Settlement Fund, including accrued interest on any such amount at the average rate earned on the Settlement Fund from the time of withdrawal until the date of refund. Each such Representative Plaintiffs’ Counsel’s law firm, as a condition of receiving any portion of such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and each of its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing this ¶ 8.2 of the Stipulation. Each such Representative Plaintiffs’ Counsel’s law firm, as a condition of receiving any portion of such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and each of its partners and/or shareholders shall be jointly and severally liable with each other Representative Plaintiffs’ Counsel’s law firm that received any part of the Fee and Expense Award for any refund to the Settlement Fund of the fees the fees, expenses, costs and interest previously paid to them from the Settlement Fund, including accrued interest on any such amount at the average rate earned on the Settlement Fund from the time of withdrawal until the date of refund. Without limitation, each such law firm and its partners and/or shareholders agree that the Court may, upon application of Defendants, or Lead Plaintiffs’ Counsel, on notice to counsel to the Representative Plaintiffs, summarily issue orders, including, but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt, against them or any of them should such law firm fail timely to repay fees and expenses pursuant to this ¶ 8.2 of the Stipulation.

          8.3 The Released Persons shall have no responsibility for, and no liability whatsoever with respect to, any payment to Lead Plaintiffs’ Counsel or any Representative Plaintiffs’ Counsel from the Settlement Fund that may occur before the Effective Date.

          8.4 The Released Persons shall have no responsibility for, and no liability whatsoever with respect to, the allocation of the Fee and Expense Award among Representative Plaintiffs’ Counsel, or any other Person who may assert some claim thereto, or any Fee and Expense Awards that the Court may make in the Class Action.

          8.5 The procedure for and the allowance or disallowance by the Court of the Fee and Expense Application are not part of the settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation. Any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Class Action set forth herein.

9.	Conditions Of Settlement, Effect Of Disapproval, Cancellation Or Termination

          9.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

               (a) The Defendants’ Insurer shall have timely transferred or caused to be timely transferred the Settlement Fund to the Escrow Agent as required in ¶ 2, above;

               (b) The Court has entered the Notice Order and certified the Settlement Class, as required by ¶¶ 3.1 and 5.1, above;

               (c) The Court has entered the Judgment, or a judgment substantially in the form and content of Exhibit “B”;

               (d) The Judgment has become Final, as defined in ¶ 1.9, above;

               (e) Counsel for the Defendants has not given notice of intent to exercise the option to terminate the Stipulation and settlement in accordance with the terms of the Supplemental Agreement described in ¶ 9.9.

          9.2 Upon the occurrence of all of the events referenced in ¶ 9.1 above, any and all remaining interest or right of the Defendants and their insurers to the Settlement Fund shall be absolutely and forever extinguished.

          9.3 Neither a modification nor a reversal on appeal of any Plan of Allocation or of any amount of attorneys’ fees, costs, expenses and interest awarded by the Court to any of the Representative Plaintiffs’ Counsel shall constitute a condition to the Effective Date or grounds for cancellation and termination of the Stipulation.

          9.4 If any of the conditions specified in ¶ 9.1, above, are not met, then the Stipulation shall be cancelled and terminated unless Lead Plaintiffs’ Counsel and counsel for Defendants mutually agree in writing to proceed with the Stipulation.

          9.5 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within five (5) business days after written notification of such event is sent by counsel for Defendants or Lead Plaintiffs’ Counsel to the Escrow Agent, the Settlement Fund (including accrued interest), less expenses and any costs which have been used to provide notice of the proposed Settlement to the Settlement Class, and less any Taxes and Tax Expenses paid or incurred pursuant to ¶ 4.9 herein, shall be refunded by the Escrow Agent to the Defendants’ Insurer. In such event, any tax refund owing to the Settlement Fund shall also be refunded and paid to the Defendants’ Insurer. At the request of the Defendants, the Escrow Agent or its designee shall apply for any such refund and pay the proceeds, less the cost of obtaining the tax refund, to Defendants’ Insurer.

          9.6 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within five (5) business days after written notification of such event is sent by counsel for Defendants or Lead Plaintiffs’ Counsel to the Claims Administrator, the Notice and Administration Fund (including accrued interest), less expenses and any costs which have been used to provide notice of the proposed Settlement to the Settlement Class shall be refunded by the Claims Administrator to STI.

          9.7 In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, this Stipulation and all negotiations and proceedings relating hereto shall be without prejudice a) to any or all Settling Parties who shall be restored to their respective positions in the Class Action as of February 11, 2005. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶ 1.1-1.27, 3.2, 4.2, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 7.4, 7.5, 7.6, 8.2, 8.3, 8.4, 9.1-9.10 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Class Action or in any other proceeding for any purpose and any Judgment or Order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses and interest awarded by the Court to the Representative Plaintiffs or any of their counsel shall constitute grounds for cancellation or termination of the Stipulation.

          9.8 If a case is commenced in respect to any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent conveyance or similar transaction, then, as to such Defendant only, the releases given and Judgment entered in favor of such Defendant pursuant to this Stipulation shall be null and void.

          9.9 If prior to the Settlement Hearing, Persons who otherwise would be members of the Settlement Class have filed with the Court valid and timely requests for exclusion (“Requests for Exclusion”) from the Settlement Class in accordance with the provisions of the Notice Order and the Notice given pursuant thereto, and such Persons in the aggregate purchased a number of shares during the Settlement Class Period in an amount greater than the sum specified in a separate Supplemental Agreement between the Parties (the “Supplemental Agreement”), Defendants shall have the option to terminate this Stipulation in accordance with the procedures set forth in the Supplemental Agreement. The Supplemental Agreement will not be filed with the Court unless and until a dispute among the Parties concerning its interpretation or application arises. Copies of all Requests for Exclusion received, together with copies of all written revocations of Requests for Exclusion, shall be delivered to counsel for Defendants within two (2) days of receipt thereof.

          9.10 In the event this Stipulation shall be cancelled as set forth in ¶ 9.7 above, the Settling Parties shall, within two weeks of such cancellation, jointly request a status conference with the Court to be held on the Court’s first available date. At such status conference, the Settling Parties shall ask the Court’s assistance in scheduling continued proceedings in the Class Action as between the Settling Parties. Pending such status conference or the expiration of sixty (60) days from the Settling Parties’ joint request for a status conference, whichever occurs first, none of the Settling Parties shall file or serve any further motions on any of the other Settling Parties in connection with this Class Action nor shall any response be due by any Settling Party to any outstanding pleading or motion by any other Settling Party.

10.	Miscellaneous Provisions

          10.1 The Parties (a) acknowledge that it is their intent to consummate this Settlement and Stipulation; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

          10.2 Each Individual Defendant warrants as to himself or itself that, at the time any of the payments provided for herein are made on behalf of himself or itself, he or it is not insolvent and the payment will not render him or it insolvent. This representation is made by each Individual Defendant as to himself or itself and is not made by counsel for the Individual Defendants.

          10.3 The Parties agree that the amount of the Settlement Fund, as well as the other terms of the settlement were negotiated in good faith by the Parties and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel. Neither the Stipulation nor the Settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Released Persons; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Persons in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Released Persons may file the Stipulation and/or the Judgment from this action in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim.

          10.4 The Settling Parties intend for this settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Settlement Class Members against the Released Persons with respect to the Released Claims. Accordingly, the Parties agree not to assert in the Class Action or in any other judicial forum that the Class Action was brought or defended in bad faith or without a reasonable basis. Defendants agree not to assert any claim under Rule 11 of the Federal Rules of Civil Procedure or any similar law, rule or regulation, that the Class Action was brought in bad faith or without a reasonable basis. Lead Plaintiffs and the Settlement Class agree not to assert any claim under Rule 11 of the Federal Rules of Civil Procedure or any similar law, rule or regulation that any pleading filed, motion made or position taken by Defendants, or their counsel, in the Class Action was filed, made or taken in bad faith or without a reasonable basis. The Settling Parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length and in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily based upon adequate information and after consultation with experienced legal counsel, and under the supervision of the Mediator.

          10.5 To the extent permitted by law, all agreements made and orders entered during the course of the Class Action relating to the confidentiality of information shall survive this Stipulation.

          10.6 The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

          10.7 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

          10.8 In the event that there exists a conflict or inconsistency between the terms of this Stipulation and the terms of any exhibit to be attached hereto, the terms of this Stipulation shall prevail.

          10.9 Nothing in this Stipulation, or the negotiations relating thereto, is intended to or shall be deemed to constitute a waiver of any applicable privilege or immunity, including, without limitation, attorney/client privilege, joint defense privilege, or work product immunity.

          10.10 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Parties or their successors-in-interest.

          10.11 The Stipulation, the Exhibits attached hereto and the Supplemental Agreement constitute the entire agreement among the Parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation, its Exhibits or the Supplemental Agreement other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.

          10.12 Lead Plaintiffs’ Counsel, on behalf of the Settlement Class, are expressly authorized by the Representative Plaintiffs to take all appropriate action required or permitted to be taken by the Settlement Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Settlement Class which they deem appropriate.

          10.13 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such person has the full authority to do so. All orders and agreements entered during the course of the Class Action relative to the confidentiality of information shall survive this Stipulation.

          10.14 The Stipulation may be executed by facsimile and in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the Parties to the Stipulation shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.

          10.15 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties hereto.

          10.16 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all Parties hereto and their counsel submit to the exclusive jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

          10.17 The Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the laws of the State of California without giving effect to that state’s choice of law principles.

          10.18 No press announcement, press release, or other public statement concerning the Settlement may be made by any of the Settling Parties without approval from the other Settling Parties, except as required by law.

          10.19 Notices required by this Stipulation shall be submitted either by any form of overnight mail or in person to:

William B. Federman
Stuart W. Emmons
FEDERMAN & SHERWOOD
120 North Robinson, Suite 2720
Oklahoma City, OK 73102

Lead Plaintiffs’ Counsel

David Siegel
Daniel P. Lefler
Richard H. Zelichov
Pamela K. Graham
IRELL & MANELLA, LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067

Defendants’ Counsel

     IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, as of March 8, 2005.

FEDERMAN & SHERWOOD

By:

William B. Federman
wfederman@aol.com
Stuart W. Emmons
swe@federmanlaw.com
Federman & Sherwood
120 N. Robinson Avenue, Suite 2720
Oklahoma City, Oklahoma 73102
Telephone: (405) 235-1560
Facsimile: (405) 239-2112

Lead Plaintiffs’ Counsel

and

Arthur R. Angel (214611)
The Law Offices of Arthur R. Angel
1236 N. Fairfax Avenue
Los Angeles, California 90046
Telephone: (323) 656-9085
Facsimile: (323) 656-9085

Liaison Counsel for Lead Plaintiffs

IRELL & MANELLA LLP

By:
David Siegel (101355)
dsiegel@irell.com
Daniel P. Lefler (151253)
dlefler@irell.com
Richard H. Zelichov (193858)
rzelichov@irell.com
Pamela K. Graham (216309)
pgraham@irell.com
Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067
Telephone: (310) 277-1010
Facsimile: (310) 203-7199

Attorneys for Defendants